Exhibit 4.1

SECURED CONVERTIBLE PROMISSORY NOTE

October 9, 2026	U.S. $21,025,000.00

FOR VALUE RECEIVED, SS Innovations International, Inc., a Florida corporation (“Borrower”), promises to pay to Growth Capital Partners, LLC, a Utah limited liability company, or its successors or assigns (“Lender”), $21,025,000.00 and any interest, fees, charges, and late fees accrued hereunder on the date that is thirty-six (36) months after the Purchase Price Date (as defined below) (the “Maturity Date”) in accordance with the terms set forth herein and to pay interest on the Outstanding Balance at the rate of eight and three-fourths percent (8.75%) per annum from the Purchase Price Date until the same is paid in full. All interest calculations hereunder shall be computed on the basis of a 360-day year comprised of twelve (12) thirty (30) day months, shall compound daily, and shall be payable in accordance with the terms of this Note. This Secured Convertible Promissory Note (this “Note”) is issued and made effective as of October 9, 2026 (the “Effective Date”). This Note is issued pursuant to that certain Securities Purchase Agreement dated October 9, 2026 by and between Borrower and Lender (the “Purchase Agreement”). Certain capitalized terms used herein are defined in Attachment 1 attached hereto and incorporated herein by this reference.

This Note carries an original issue discount of $1,000,000.00 (the “OID”). In addition, Borrower agrees to pay $25,000.00 to Lender to cover Lender’s legal fees, accounting costs, due diligence, monitoring and other transaction costs incurred in connection with the purchase and sale of this Note (the “Transaction Expense Amount”). The OID and the Transaction Expense Amount are fully earned as of the Effective Date and are included in the initial principal balance. The purchase price for this Note shall be $20,000,000.00 (the “Purchase Price”), computed as follows: $21,025,000.00 original principal balance, less the OID, less the Transaction Expense Amount. The Purchase Price shall be payable by Lender by wire transfer of immediately available funds in accordance with the Purchase Agreement.

1. Payment; Prepayment

1.1. Payment. All payments owing hereunder shall be in lawful money of the United States of America or Conversion Shares (as defined below), as provided for herein, and delivered to Lender at the address or bank account furnished to Borrower for that purpose. All payments shall be applied first to (a) costs of collection, if any, then to (b) fees and charges, if any, then to (c) accrued and unpaid interest, and thereafter, to (d) principal.

1.2. Prepayment. Notwithstanding the foregoing, with five (5) Trading Days’ prior written notice, Borrower may prepay all or any portion of the Outstanding Balance (less such portion of the Outstanding Balance for which Borrower has received a Conversion Notice (as defined below) from Lender where the applicable Conversion Shares have not yet been delivered). For the avoidance of doubt, during the five (5) Trading Day prepayment notice period Lender shall retain the right to submit Conversion Notices, if applicable. If Borrower exercises its right to prepay this Note, Borrower shall make payment to Lender of an amount in cash equal to the portion of the Outstanding Balance Borrower elects to prepay plus Make-Whole Interest on such amount.

1.3.  Security. This Note is secured by the Security Agreement (as defined in the Purchase Agreement) and IPSA (as defined in the Purchase Agreement) and guaranteed by the Guaranty (as defined in the Purchase Agreement).

2. Limited Redemptions. Beginning on the effectiveness of the Prospectus Supplement, if at any time thereafter a Limited Redemption Event occurs, Lender shall have the right to submit to Borrower a conversion notice in substantially the form attached hereto as Exhibit A (each, a “Conversion Notice”) in an amount up to the Maximum Limited Redemption Amount (such amount, the “Limited Redemption Amount”) plus Make-Whole Interest on such amount at any time during the applicable Limited Redemption Window (“Limited Redemptions”). Borrower must pay the applicable Limited Redemption Amount by delivery to Lender of a number of Common Shares calculated using the following formula: the Limited Redemption Amount plus Make-Whole Interest on such amount divided by the Conversion Price (the “Conversion Shares”). In the event the average daily VWAP for each day during a Limited Redemption Window is fifteen percent (15%) or greater than the Nasdaq Minimum Price on the day the Limited Redemption Event occurs, then the applicable Make-Whole Interest will be reduced from the Outstanding Balance. For the avoidance of doubt, Limited Redemptions will be credited toward the Maximum Monthly Redemption Amount (as defined below). Borrower shall deliver the Conversion Shares from any Limited Redemption to Lender in accordance with Section 7 below on or before each applicable Delivery Date (as defined below). In the event Lender submits a Conversion Notice to Borrower and Borrower cannot issue the applicable Conversion Shares to Lender as a result of the Exchange Cap (as defined in the Purchase Agreement), then Borrower must pay the applicable Limited Redemption Amount to Lender in immediately available funds within three(3) Trading Days of delivery of the applicable Conversion Notice.

3. Fixed Redemptions.

3.1. Fixed Redemption Conversions. Beginning on the twelve (12) month anniversary of the Purchase Price Date, Lender shall have the right, exercisable at any time in its sole and absolute discretion, to redeem all or any portion of the Note (such amount, the “Redemption Amount”), subject to the Maximum Monthly Redemption Amount, by providing Borrower with a notice substantially in the form attached hereto as Exhibit B (each, a “Redemption Notice”, and each date on which Lender delivers a Redemption Notice, a “Redemption Date”). For the avoidance of doubt, Lender may submit to Borrower one (1) or more Redemption Notices in any given calendar month; provided that the aggregate Redemption Amounts in such calendar month do not exceed the Maximum Monthly Redemption Amount. Payments of each Redemption Amount (plus applicable Make-Whole interest) may be made, in Borrower’s discretion, (a) in cash, (b) by converting such Redemption Amount into Conversion Shares (each, a “Redemption Conversion”) per the following formula: the number of Conversion Shares equals the portion of the applicable Redemption Amount being converted plus Make-Whole Interest on such amount divided by the Conversion Price, or (c) by any combination of the foregoing, so long as the cash is delivered to Lender on the third (3rd) Trading Day immediately following the applicable Redemption Date and the Conversion Shares are delivered to Lender on or before the applicable Delivery Date. Notwithstanding the foregoing, Borrower will not be entitled to elect a Redemption Conversion with respect to any portion of any applicable Redemption Amount and shall be required to pay the Redemption Amount in cash, if on the applicable Redemption Date there is an Equity Conditions Failure, and such failure is not waived in writing by Lender. Notwithstanding that failure to repay this Note in full by the Maturity Date is a Trigger Event, the Redemption Dates shall continue after the Maturity Date pursuant to this Section 3.1 until the Outstanding Balance is repaid in full. In the event Lender submits a Redemption Notice to Borrower and Borrower cannot issue the applicable Conversion Shares to Lender as a result of the Exchange Cap, then Borrower must pay the applicable Redemption Amount to Lender in immediately available funds within three (3) Trading Days of delivery of the applicable Redemption Notice.

3.2. Allocation of Redemption Amounts. Following its receipt of a Redemption Notice, Borrower may either ratify Lender’s proposed allocation in the applicable Redemption Notice or elect to change the allocation by written notice to Lender by email within thirty-six (36) hours of its receipt of such Redemption Notice, so long as the sum of the cash payments and the amount of Redemption Conversions equal the applicable Redemption Amount plus the applicable Make-Whole Interest. If Borrower fails to notify Lender of its election to change the allocation prior to the deadline set forth in the previous sentence, it shall be deemed to have ratified and accepted the allocation set forth in the applicable Redemption Notice prepared by Lender. Borrower acknowledges and agrees that the amounts and calculations set forth thereon are subject to correction or adjustment because of error, mistake, or any adjustment resulting from a Trigger Event or other adjustment permitted under the Transaction Documents (an “Adjustment”). Furthermore, no error or mistake in the preparation of such notices, or failure to apply any Adjustment that could have been applied prior to the preparation of a Redemption Notice may be deemed a waiver of Lender’s right to enforce the terms of any Note, even if such error, mistake, or failure to include an Adjustment arises from Lender’s own calculation. Borrower shall deliver the Conversion Shares from any Redemption Conversion to Lender in accordance with Section 7 below on or before each applicable Delivery Date. For each Redemption Conversion, the applicable Conversion Price will be calculated based on the VWAP for the Trading Day on which Borrower elects a Redemption Conversion if elected by Borrower during Regular Market Hours (calculated at the end of Regular Market Hours for such Trading Day), or the VWAP for the last full Trading Day if elected by Borrower outside of Regular Market Hours.

4. Trigger Events, Defaults and Remedies.

4.1. Trigger Events. The following are trigger events under this Note (each, a “Trigger Event”): (a) Borrower fails to pay any principal, interest, fees, charges, or any other amount when due and payable hereunder; (b) a receiver, trustee or other similar official shall be appointed over Borrower or a material part of its assets and such appointment shall remain uncontested for twenty (20) days or shall not be dismissed or discharged within ninety (90) days; (c) Borrower becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any; (d) Borrower makes a general assignment for the benefit of creditors; (e) Borrower files a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); (f) an involuntary bankruptcy proceeding is commenced or filed against Borrower; (g) the occurrence of a Fundamental Transaction without Lender’s prior written consent; provided, however, that no consent will be required if this Note is paid in full in connection with such Fundamental Transaction; (h) Borrower fails to observe or perform any covenant set forth in Section 4 of the Purchase Agreement; (i) Borrower fails to maintain the Share Reserve (as defined in the Purchase Agreement); (j) at any time beginning on the effective date of the Prospectus Supplement and ending on the date that is six (6) months from the Purchase Price Date, Borrower fails to maintain an effective registration statement pursuant to which Lender is authorized to sell registered Conversion Shares; (k) Borrower fails to deliver any Conversion Shares in accordance with the terms hereof; any representation, warranty or other statement made or furnished by or on behalf of Borrower to Lender herein, in any Transaction Document, or otherwise in connection with the issuance of this Note is false, incorrect, incomplete or misleading in any material respect when made or furnished; (l) Borrower effectuates a reverse split of its Common Shares without twenty (20) Trading Days prior written notice to Lender other than a reverse split of its Common Shares to maintain compliance with the minimum bid price requirements of the Nasdaq; (m) any money judgment, writ or similar process is entered or filed against Borrower or any subsidiary of Borrower or any of its property or other assets for more than $2,500,000.00, and shall remain unvacated, unbonded or unstayed for a period of thirty (30) calendar days unless otherwise consented to by Lender, which consent shall not be unreasonably withheld or delayed); (n) Borrower fails to be DWAC Eligible; (o) Borrower breaches any material covenant or other material term or condition contained in any Other Agreements, after the expiration of applicable notice and cure periods; (p) a non-management supported preliminary proxy is filed against Borrower; or (q) Borrower defaults or otherwise fails to observe or perform any material covenant, obligation, condition or agreement of Borrower contained herein or in any other Transaction Document (as defined in the Purchase Agreement), other than those specifically set forth in this Section 4.1 and Section 4 of the Purchase Agreement.

4.2. Trigger Event Remedies. At any time following the occurrence of any Trigger Event, Lender may, at its option, increase the Outstanding Balance by applying the Trigger Effect.

4.3. Defaults. At any time following the occurrence of a Trigger Event, Lender may, at its option, send written notice to Borrower demanding that Borrower cure the Trigger Event within five (5) Trading Days. If Borrower fails to cure the Trigger Event within the required five (5) Trading Day cure period, the Trigger Event will automatically become an event of default hereunder (each, an “Event of Default”).

4.4. Default Remedies. At any time and from time to time following the occurrence of any Event of Default, Lender may accelerate this Note by written notice to Borrower, with the Outstanding Balance becoming immediately due and payable in cash at the Mandatory Default Amount.). Notwithstanding the foregoing, upon the occurrence of any Trigger Event described in clauses 4.1(b) – 4.1(f), an Event of Default will be deemed to have occurred and the Outstanding Balance as of the date of the occurrence of such Trigger Event shall become immediately and automatically due and payable in cash at the Mandatory Default Amount, without any written notice required by Lender for the Trigger Event to become an Event of Default. At any time following the occurrence of any Event of Default, upon written notice given by Lender to Borrower, interest shall accrue on the Outstanding Balance beginning on the date the applicable Event of Default occurred at an interest rate equal to the lesser of eighteen percent (18%) per annum or the maximum rate permitted under applicable law (“Default Interest”). For the avoidance of doubt, Lender may continue making Limited Redemptions and Redemption Conversions at any time following a Trigger Event or an Event of Default until such time as the Note is paid in full. In connection with acceleration described herein, Lender need not provide, and Borrower hereby waives, any presentment, demand, protest or other notice of any kind, and Lender may immediately enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Lender at any time prior to payment hereunder and Lender shall have all rights as a holder of the Note until such time, if any, as Lender receives full payment pursuant to this Section 4.2. No such rescission or annulment shall affect any subsequent Trigger Event or Event of Default or impair any right consequent thereon. Nothing herein shall limit Lender’s right to pursue any other remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to Borrower’s failure to timely deliver Conversion Shares as required pursuant to the terms hereof.

5. Unconditional Obligation; No Offset. Borrower acknowledges that this Note is an unconditional, valid, binding and enforceable obligation of Borrower not subject to offset, deduction or counterclaim of any kind. Borrower hereby waives any rights of offset it now has or may have hereafter against Lender, its successors and assigns, and agrees to make the payments or Conversions called for herein in accordance with the terms of this Note.

6. Waiver. No waiver of any provision of this Note shall be effective unless it is in the form of a writing signed by the party granting the waiver. No waiver of any provision or consent to any prohibited action shall constitute a waiver of any other provision or consent to any other prohibited action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver or consent in the future except to the extent specifically set forth in writing.

7. Method of Conversion Share Delivery. On or before the close of business on the third (3rd) Trading Day following each Redemption Date or the third (3rd) Trading Day following the date of delivery of a Conversion Notice, as applicable (the “Delivery Date”), Borrower shall, provided it is DWAC Eligible at such time and such Conversion Shares are eligible for delivery via DWAC, deliver or cause its transfer agent to deliver the applicable Conversion Shares electronically via DWAC to the account designated by Lender in the applicable Conversion Notice or Redemption Notice. If Borrower is not DWAC Eligible or such Conversion Shares are not eligible for delivery via DWAC, it shall issue the applicable Conversion Shares to Lender in book entry form.

8. Conversion Delays. If Borrower fails to deliver Conversion Shares by the applicable Delivery Date, Lender may at any time prior to receiving the applicable Conversion Shares rescind in whole or in part such Conversion, with such rescinded amount being returned to the Outstanding Balance (any returned amount will tack back to the Purchase Price Date for purposes of determining the holding period under Rule 144). In addition, for each Conversion, in the event that Conversion Shares are not delivered by the applicable Delivery Date, a late fee equal to 2% of the applicable Conversion Share Value rounded to the nearest multiple of $100.00 but with a floor of $500.00 per day (but in any event the cumulative amount of such late fees for each Conversion shall not exceed 200% of the applicable Conversion Share Value) will be assessed for each day after the Delivery Date until Conversion Share delivery is made; and such late fees will be added to the Outstanding Balance (such fees, the “Conversion Delay Late Fees”).

9. Ownership Limitation. Notwithstanding anything to the contrary contained in this Note or the other Transaction Documents, Borrower shall not effect any conversion of this Note to the extent that after giving effect to such conversion would cause Lender (together with its affiliates) to beneficially own a number of Common Shares exceeding 4.99% of the number of Common Shares outstanding on such date (including for such purpose the Common Shares issuable upon such issuance) (the “Maximum Percentage”). Lender may increase the Maximum Percentage to 9.99% by providing Borrower with 61-days’ written notice. Until such increase becomes effective, the 4.99% Maximum Percentage shall continue to apply. For purposes of this section, beneficial ownership of Common Shares will be determined pursuant to Section 13(d) of the 1934 Act. The Maximum Percentage is enforceable, unconditional, and non-waivable and shall apply to all affiliates and assigns of Lender.

10. No Shorting. While this Note is outstanding, neither Lender nor any of its subsidiaries, members, manager, employees or other affiliates has or will directly or indirectly engage in any open market Short Sales (as defined below) of Common Shares; provided, however, that unless and until Borrower has affirmatively demonstrated by the use of specific evidence that Lender is engaging in open market Short Sales, Lender shall be assumed to be in compliance with the provisions of this Section 10 and Borrower shall remain fully obligated to fulfill all of its obligations under the Transaction Documents; and provided, further, that (A) Borrower shall under no circumstances be entitled to request or demand that Lender either (1) provide trading or other records of Lender or of any party or (2) affirmatively demonstrate that Lender or any other party has not engaged in any such Short Sales in breach of these provisions as a condition to Borrower’s fulfillment of its obligations under any of the Transaction Documents, (B) Borrower shall not assert Lender’s or any other party’s failure to demonstrate such absence of such Short Sales or provide any trading or other records of Lender or any other party as all or part of a defense to any breach of Borrower’s obligations under any of the Transaction Documents, and (C) Borrower shall have no setoff right with respect to any such Short Sales. “Short Sale” has the meaning provided in Rule 200 promulgated under Regulation SHO under the 1934 Act. For the purposes hereof, and in accordance with Regulation SHO, the sale within one (1) Trading Day of delivery of a Redemption Notice or Conversion Notice of such number of Common Shares reasonably expected to be purchased under such notice shall not be deemed a Short Sale.

11. Opinion of Counsel. In the event that an opinion of counsel is needed for any matter related to this Note, Lender has the right to have any such opinion provided by its counsel.

12. Governing Law; Venue. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of Utah, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah. The provisions set forth in the Purchase Agreement to determine the proper venue for any disputes are incorporated herein by this reference.

13. Arbitration of Disputes. By its issuance or acceptance of this Note, each party agrees to be bound by the Arbitration Provisions (as defined in the Purchase Agreement) set forth as an exhibit to the Purchase Agreement.

14. Cancellation. After repayment or conversion of the entire Outstanding Balance, this Note shall be deemed paid in full, shall automatically be deemed canceled, and shall not be reissued.

15. Amendments. The prior written consent of both parties hereto shall be required for any change or amendment to this Note.

16. Assignments. Borrower may not assign this Note without the prior written consent of Lender. This Note and any Common Shares issued upon conversion of this Note may be offered, sold, assigned or transferred by Lender without the consent of Borrower.

17. Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with the subsection of the Purchase Agreement titled “Notices.”

18. Liquidated Damages. Lender and Borrower agree that in the event Borrower fails to comply with any of the terms or provisions of this Note, Lender’s damages would be uncertain and difficult (if not impossible) to accurately estimate because of the parties’ inability to predict future interest rates, future share prices, future trading volumes and other relevant factors. Accordingly, Lender and Borrower agree that any fees, balance adjustments, Default Interest or other charges assessed under this Note are not penalties but instead are intended by the parties to be, and shall be deemed, liquidated damages (under Lender’s and Borrower’s expectations that any such liquidated damages will tack back to the Purchase Price Date for purposes of determining the holding period under Rule 144). Therefore, no additional penalty claims, lost profits or other damages shall be claimed in excess of agreed liquidated damage amounts under this Note.

19. Severability. If any part of this Note is construed to be in violation of any law, such part shall be modified to achieve the objective of Borrower and Lender to the fullest extent permitted by law and the balance of this Note shall remain in full force and effect.

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IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed as of the Effective Date.

BORROWER:

SS Innovations International, Inc.

By:	/s/ Sudhir Prem Srivastava
Sudhir Prem Srivastava, CEO

ACKNOWLEDGED, ACCEPTED AND AGREED:

LENDER:

Growth Capital Partners, LLC

By:	/s/ Scott Brown
Scott Brown, President

[Signature Page to Secured Convertible Promissory Note]

ATTACHMENT 1

DEFINITIONS

For purposes of this Note, the following terms shall have the following meanings:

A1. “Common Shares” means shares of Borrower’s common stock, par value $0.0001.

A2. “Conversion” means a Limited Redemption under Section 2 or a Redemption Conversion under Section 3.

A3. “Conversion Price” means ninety-five percent (95%) of the Market Price on the applicable measurement date.

A4. “Conversion Share Value” means the product of the number of Conversion Shares deliverable pursuant to any Conversion Notice or Redemption Notice multiplied by the daily VWAP of the Common Shares on the Delivery Date for such Conversion.

A5. “DTC” means the Depository Trust Company or any successor thereto.

A6. “DTC/FAST Program” means the DTC’s Fast Automated Securities Transfer program.

A7. “DWAC” means the DTC’s Deposit/Withdrawal at Custodian system.

A8. “DWAC Eligible” means that (a) Borrower’s Common Shares is eligible at DTC for full services pursuant to DTC’s operational arrangements, including without limitation transfer through DTC’s DWAC system; (b) Borrower has been approved (without revocation) by DTC’s underwriting department; (c) Borrower’s transfer agent is approved as an agent in the DTC/FAST Program; (d) the Conversion Shares are otherwise eligible for delivery via DWAC; and (e) Borrower’s transfer agent does not have a policy prohibiting or limiting delivery of the Conversion Shares via DWAC.

A9. “Equity Conditions Failure” means that any of the following conditions has not been satisfied on any given Redemption Date: (a) with respect to the applicable date of determination all of the Conversion Shares would be freely tradable by Lender pursuant to an effective registration statement, under Rule 144 (except for the limitations under Rule 144 that Lender may be subject to due to its “affiliate” status) or without the need for registration under any applicable federal or state securities laws (in each case, disregarding any limitation on conversion of this Note); (b) Borrower is in full compliance with all of Nasdaq’s continued listing requirements; and (c) the 20- and 60-day median and average daily trading volume of the Common Shares is at least $300,000.00.

A10. “Fundamental Transaction” means that (a) (i) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consolidate or merge with or into (whether or not Borrower or any of its subsidiaries is the surviving corporation) any other person or entity, not including subsidiary mergers for internal corporate purposes, (ii) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other person or entity, (iii) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, allow any other person or entity to make a purchase, tender or exchange offer that is accepted by the holders of more than fifty percent (50%) of the outstanding shares of voting stock of Borrower (not including any shares of voting stock of Borrower held by the person or persons making or party to, or associated or affiliated with the persons or entities making or party to, such purchase, tender or exchange offer), (iv) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other person or entity whereby such other person or entity acquires more than fifty percent (50%) of the outstanding shares of voting stock of Borrower (not including any shares of voting stock of Borrower held by the other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock or share purchase agreement or other business combination), (v) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, reorganize, recapitalize or reclassify the Common Shares, other than an increase in the number of authorized shares of Borrower’s Common Shares or a reverse or forward stock split, (vi) Borrower transfers any material asset to any subsidiary, affiliate, person or entity under common ownership or control with Borrower, or (vii) Borrower pays or makes any monetary or non-monetary dividend or distribution to its shareholders other than a dividend in Common Shares; or (b) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of fifty percent (50%) of the aggregate ordinary voting power represented by issued and outstanding voting stock of Borrower. For the avoidance of doubt, Borrower or any of its subsidiaries entering into a definitive agreement that contemplates a Fundamental Transaction will be deemed to be a Fundamental Transaction unless such agreement contains a closing condition that this Note is repaid in full upon consummation of the transaction.

Attachment 1 to Secured Convertible Promissory Note, Page 1

A11. “Limited Redemption Event” means that on any given Trading Day the Common Shares trade at a price that is at least ten percent (10%) greater than the Market Price for such Trading Day.

A12. “Limited Redemption Window” means the period beginning on the date a Limited Redemption Event occurs and ending on the date that is three (3) Trading Days after the date the Limited Redemption Event occurs. For the avoidance of doubt, more than one (1) Limited Redemption Window may be open at the same time.

A13. “Major Trigger Event” means any Trigger Event occurring under Sections 4.1(a) – 4.1(i).

A14. “Make-Whole Interest” means: (a) during the period beginning on the Effective Date and ending on the one (1) year anniversary of the Effective Date, all interest that has accrued and any remaining interest that would have accrued on the amount being paid or converted calculated as if such amount had been held to the Maturity Date; (b) during the period beginning on the first day after the one (1) year anniversary of the Effective Date and ending on the two (2) year anniversary of the Effective Date, all interest that has accrued and 66.66% of any remaining interest that would have accrued on the amount being paid or converted calculated as if such amount had been held to the Maturity Date; and (c) during the period beginning on first day following the two (2) year anniversary of the Effective Date until this Note is paid in full, all interest that has accrued and 33.33% of all interest that would have accrued on the amount being paid or converted calculated as if such amount had been held to the Maturity Date.

A15. “Mandatory Default Amount” means the Outstanding Balance following the application of the Trigger Effect.

A16. “Market Price” means the lower of: (a) the daily VWAP for the Trading Day immediately preceding the date of measurement; and (b) the average daily VWAP for the five (5) Trading Days immediately preceding the date of measurement.

A17. “Maximum Limited Redemption Amount” means the greater of (a) $50,000.00, and (b) ten percent (10%) of the cumulative daily dollar trading volume on the Trading Day that a Limited Redemption Event occurs on such amount; measured as the cumulative dollar trading volume on all exchanges beginning at 4:01 PM Eastern Time on the Trading Day before the occurrence of the Limited Redemption Event and ending at 4:00 PM Eastern Time on the Trading Day during which the Limited Redemption Event occurs.

A18. “Maximum Monthly Redemption Amount” means the Outstanding Balance on the one (1) year anniversary of the Effective Date, divided by twenty-four (24).

A19. “Minor Trigger Event” means any Trigger Event that is not a Major Trigger Event.

A20. “Nasdaq Minimum Price” means the Minimum Price as defined in Nasdaq Rule 5635(d).

A21. “Other Agreements” means, collectively, (a) all existing and future agreements and instruments between, among or by Borrower (or an affiliate), on the one hand, and Lender (or an affiliate), on the other hand, and (b) any financing agreement other agreement that materially adversely affects Borrower’s ongoing business operations.

A22. “Outstanding Balance” means as of any date of determination, the Purchase Price, as reduced or increased, as the case may be, pursuant to the terms hereof for payment, Conversion, offset, or otherwise, plus the OID and the Transaction Expense Amount, accrued but unpaid interest, collection and enforcements costs (including attorneys’ fees) incurred by Lender, transfer, stamp, issuance and similar taxes and fees related to Conversions, and any other fees or charges (including without limitation Conversion Delay Late Fees) incurred under this Note.

A23. “Prospectus Supplement” means a 424B Prospectus Supplement to Borrower’s Form S-3 Registration Statement (File No. 333-295501) filed by Borrower with the SEC registering the Conversion Shares.

Attachment 1 to Secured Convertible Promissory Note, Page 2

A24. “Purchase Price Date” means the date the Purchase Price is delivered by Lender to Borrower.

A25. “Regular Market Hours” means, with respect to any Trading Day, the period beginning at 9:30 a.m., Eastern Time (or such later time as Borrower’s principal trading market announces as the official open of its regular trading session on such Trading Day) and ending at 4:00 p.m., Eastern Time (or such earlier time as the as Borrower’s principal trading market announces as the official close of its regular trading session on such Trading Day, including any scheduled early close).

A26. “Trading Day” means any day on which Nasdaq is open for trading.

A27. “Trigger Effect” means multiplying the Outstanding Balance as of the date the applicable Trigger Event occurred by (a) fifteen percent (15%) for each occurrence of any Major Trigger Event, or (b) five percent (5%) for each occurrence of any Minor Trigger Event, and then adding the resulting product to the Outstanding Balance as of the date the applicable Trigger Event occurred, with the sum of the foregoing then becoming the Outstanding Balance under this Note as of the date the applicable Trigger Event occurred; provided that the Trigger Effect may only be applied three (3) times hereunder with respect to Major Trigger Events and three (3) times hereunder with respect to Minor Trigger Events; and provided further that the Trigger Effect shall not apply to any Trigger Event pursuant to Section 4.1(k) hereof.

A28. “VWAP” means the volume weighted average price of the Common Shares on Nasdaq during Regular Market Hours for a particular Trading Day or set of Trading Days, as the case may be, as reported by Bloomberg.

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Attachment 1 to Secured Convertible Promissory Note, Page 3

EXHIBIT A

Growth Capital Partners, LLC

SS Innovations International, Inc.	Date:

Attn: Sudhir Prem Srivastava

CONVERSION NOTICE

The above-captioned Lender hereby gives notice to SS Innovations International, Inc., a Florida corporation (the “Borrower”), pursuant to that certain Secured Convertible Promissory Note made by Borrower in favor of Lender on October 9, 2026 (the “Note”), that Lender elects to convert the portion of the Note balance set forth below into fully paid and non-assessable Common Shares of Borrower as of the date of conversion specified below (i.e. the date on which this Conversion Notice is delivered). Said conversion shall be based on the Conversion Price set forth below. In the event of a conflict between this Conversion Notice and the Note, the Note shall govern, or, in the alternative, at the election of Lender in its sole discretion, Lender may provide a new form of Conversion Notice to conform to the Note. Capitalized terms used in this notice without definition shall have the meanings given to them in the Note.

A.	Date of Conversion: ____________

B.	Limited Redemption #: ____________

C.	Limited Redemption Amount: ____________

D.	Conversion Price: _______________

E.	Conversion Shares: _______________ (C divided by D)

F.	Remaining Outstanding Balance of Note: ____________*

*	Subject to adjustments for corrections, defaults, interest and other adjustments permitted by the Transaction Documents (as defined in the Purchase Agreement), the terms of which shall control in the event of any dispute between the terms of this Conversion Notice and such Transaction Documents.

Please transfer the Lender Conversion Shares electronically (via DWAC) to the following account:

Broker:	Address:
DTC#:
Account #:
Account Name:

Sincerely,

Lender:

Growth Capital Partners, LLC

By:
Scott Brown, President

Exhibit A to Secured Convertible Promissory Note, Page 1

EXHIBIT B

Growth Capital Partners, LLC

SS Innovations International, Inc.	Date:

Attn: Sudhir Prem Srivastava

REDEMPTION NOTICE

The above-captioned Lender hereby gives notice to SS Innovations International, Inc., a Florida corporation (the “Borrower”), pursuant to that certain Secured Convertible Promissory Note made by Borrower in favor of Lender on October 9, 2026 (the “Note”), that Lender elects to redeem a portion of the Note in Conversion Shares or in cash as set forth below. In the event of a conflict between this Redemption Notice and the Note, the Note shall govern, or, in the alternative, at the election of Lender in its sole discretion, Lender may provide a new form of Redemption Notice to conform to the Note. Capitalized terms used in this notice without definition shall have the meanings given to them in the Note.

REDEMPTION INFORMATION

A.	Redemption Date: ____________, 202_

B.	Redemption Amount: ____________

C.	Portion of Redemption Amount to be Paid in Cash: ____________

D.	Portion of Redemption Amount to be Converted into Common Shares: ____________ (B minus C)

E.	Conversion Price: _______________

F.	Conversion Shares: _______________ (D divided by E)

G.	Remaining Outstanding Balance of Note: ____________ *

*	Subject to adjustments for corrections, defaults, interest and other adjustments permitted by the Transaction Documents (as defined in the Purchase Agreement), the terms of which shall control in the event of any dispute between the terms of this Redemption Notice and such Transaction Documents.

Please transfer the Conversion Shares, if applicable, electronically (via DWAC) to the following account:

Broker:	Address:
DTC#:
Account #:
Account Name:

Sincerely,

Lender:

Growth Capital Partners, LLC

By:
Scott Brown, President

Exhibit B to Secured Convertible Promissory Note, Page 1